As filed with the Securities and Exchange Commission on December 6, 2001

                                                      Registration No. 333-70422

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                Amendment No. 2
                                       to
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             ANAREN MICROWAVE, INC.
             (Exact name of registrant as specified in its charter)

                          New York                     16-0928561
                (State or other jurisdiction        (I.R.S. Employer
             of incorporation or organization)      Identification No.)

                                   ----------

                               6635 Kirkville Road
                          East Syracuse, New York 13057
                                 (315) 432-8909
   (Address and telephone number of registrant's principal executive offices)

                                   ----------

             Lawrence A. Sala, President and Chief Executive Officer
                               6635 Kirkville Road
                          East Syracuse, New York 13057
                                 (315) 432-8909
            (Name, address and telephone number of agent for service)

                                   ----------

     It is requested that copies of notices and communications be sent to:

                             David M. Ferrara, Esq.
                           Bond, Schoeneck & King, LLP
                               One Lincoln Center
                            Syracuse, New York 13202
                                 (315) 422-0121

                                   ----------

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed without notice. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.


Prospectus (Not Complete)
Issued December 6, 2001


                                  95,704 Shares

                                  [Anaren Logo]

                                  Common Stock

                                   ----------

      This prospectus relates to the public offering, which is not being underwritten, of up to 95,704 shares of our common stock owned by the selling shareholders identified in this prospectus. We issued these shares to the selling shareholders in connection with our acquisition of all of the outstanding capital stock of Amitron, Inc. in August 2001.

      The selling shareholders may sell their shares of our common stock in a number of different ways and at varying prices. This prospectus contains more information about how the selling shareholders may sell their shares in the section entitled "Plan of Distribution" starting on page 11.

      We are not selling any shares of our common stock and will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

                                   ----------


      Our common stock is traded on the Nasdaq National Market under the symbol "ANEN." The last reported sale price of our common stock on the Nasdaq National Market on December 3, 2001 was $16.31 per share.


                                   ----------

      Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                                      , 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary..........................................................  1

Risk Factors................................................................  2

Forward-Looking Statements.................................................. 10

Use of Proceeds............................................................. 10

Selling Shareholders........................................................ 10

Plan of Distribution........................................................ 11

Legal Matters............................................................... 13

Experts..................................................................... 13

Where You Can Find More Information......................................... 13

Incorporation of Certain Documents by Reference............................. 13

                                   ----------

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our equity shares.

      "Anaren" and the Anaren Logo are our trademarks. This prospectus also contains trademarks or servicemarks of other entities.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary highlights selected information incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision.

                             Anaren Microwave, Inc.

      We design, develop, manufacture and sell microwave components and assemblies for the wireless communications, satellite communications and defense electronics markets. Our distinctive manufacturing and packaging techniques enable us to cost-effectively produce compact, lightweight microwave products for use in base stations for wireless communications systems, in satellites and in defense electronics systems.

      The global subscriber market for integrated voice, data and video communications services continues to grow, although at a slower rate. Despite this continued growth in subscriber demand, expenditures for capital infrastructure equipment by service providers have declined substantially and remain at relatively low levels.

      Our technology addresses the demands of the wireless communications markets for high-quality products manufactured in volume with continuous improvements in performance and cost. We also provide satellite manufacturers with enabling technologies that increase the capacity and flexibility of their satellite communications systems.

      Our strategy is to continue to use our proprietary Multi-Layer Stripline technology, extensive microwave design libraries and turnkey design, development and manufacturing capabilities to further expand our penetration in the wireless communications, satellite communications and defense electronics markets.

                               Recent Developments


      On August 31, 2001, we acquired all of the outstanding capital stock of Amitron. Amitron, based in North Andover, Massachusetts, has approximately 80 employees and is primarily engaged in the manufacture of precision thick film ceramic components and circuits for the medical, telecommunications, and defense electronics markets. The purchase price for Amitron was approximately $9.8 million in cash and 95,704 shares of our common stock. We will account for this acquisition as a purchase transaction. The 95,704 shares of common stock, all of which are offered for resale pursuant to this prospectus, represented 0.4% of the outstanding shares of our common stock as of December 3, 2001.

      Effective October 1, 2001, we acquired all of the outstanding capital stock of The 5M Company Europe B.V. 5M is a specialty printed circuit board manufacturer based in Almelo, Netherlands. The purchase price for 5M was approximately $3.6 million in cash. We will account for this acquisition as a purchase transaction.


                             Additional Information

      We were incorporated in New York in 1967. Our executive offices are located at 6635 Kirkville Road, East Syracuse, New York 13057, and our phone number is (315) 432-8909. Our web site is located at www.anaren.com. The information on our web site is not a part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                        Years Ended
                                            ------------------------------------
                                            June 30,      June 30,      June 30,
                                              2001          2000          1999
                                            --------      --------      --------
Statement of Operations Data:
Net Sales ............................      $ 84,825      $ 60,172      $ 45,739
Gross profit .........................        32,298        25,098        18,028
Operating income .....................        11,611        11,454         7,796
Net income                                    12,214         9,641         6,950
Net income per common and
 common equivalent share:
   Basic .............................      $    .55      $    .54      $    .42
   Diluted ...........................      $    .52      $    .50      $    .40
Shares used in computing net income
 per common and common equivalent
 share:
   Basic .............................        22,134        17,978        16,566
   Diluted ...........................        23,455        19,299        17,310

Balance Sheet Data:
Cash and cash equivalents ............      $ 11,748      $  6,179      $ 13,482
Working capital ......................       146,677       106,271        39,053
Total assets .........................       209,055       189,696        58,467
Long-term debt, less current
 installments ........................            --            --            --
Stockholders' equity .................       199,454       179,572        51,845

--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should carefully consider the risks described below before investing in our common stock. If any of the following risks actually occur, our business could be harmed. This could cause the price of our stock to decline, and you may lose part or all of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in any forward-looking statements.

                          Risks Related to Our Business

We rely on a limited number of original equipment manufacturers as customers and the loss of one or more of them could harm our business.

      We depend upon a small number of customers for a majority of our revenues. During fiscal 2001, we had two customers that each accounted for more than 10% of our net sales. During this period, approximately 15% of our net sales were to Motorola and approximately 11% were to Boeing Satellite.

      We anticipate that we will continue to sell products to a relatively small group of customers. Delays in manufacturing or supply procurement or other factors could potentially cause cancellation, reduction or delay in orders by a significant customer or in shipments to a significant customer. In addition, we design a substantial portion of our products to address the specific needs of individual customers. Our future success depends significantly on the decision of our current customers to continue to purchase products from us, as well as the decision of prospective customers to develop and market wireless communications systems that incorporate our products.

      Our future success will also depend in part upon the financial condition and success of our customers. Our customers' orders are affected by factors such as:

      o     capital spending plans of wireless service providers;

      o     successful new product introductions;

      o     product life cycles;

      o     regulatory approvals;

      o     contract awards; and

      o     general economic conditions.

Capital expenditures by wireless service providers for infrastructure equipment have decreased substantially.

      Capital expenditures for wireless infrastructure equipment have declined sharply since March 2001. As a result, we have experienced a number of reductions in customer demand forecasts and delivery pushouts for our wireless product lines. These reductions have resulted in a nearly 50% decline in net sales by our Wireless group from the first quarter of fiscal 2001 to the first quarter of fiscal 2002. It appears that unfavorable wireless market conditions will potentially continue beyond calendar 2001.


We must continue to attract and retain qualified engineers and other key employees to grow our business.

      Our continued success depends on our ability to continue to attract and retain qualified engineers, particularly microwave engineers and management personnel. Attracting and retraining qualified engineers, including microwave engineers, particularly in Upstate New York, is very challenging. If we are unable to successfully hire, train and retain qualified engineers and experienced management personnel, it could jeopardize our ability to develop new products for the wireless and satellite communications markets, and could also negatively impact our ability to grow our business. In particular, we maintain key person life insurance on Lawrence A. Sala, our President and Chief Executive Officer. The loss of Mr. Sala's services could materially harm our operating results and negatively impact our ability to continue to grow our business.

We depend on a small number of suppliers for many of our component parts and services.

      We rely on our suppliers, or in some cases a limited group of suppliers, to provide us with services and materials necessary for the manufacture of our products. While we believe that substitute sources of supply at reasonably similar costs are available for these and other products purchased, our reliance on a limited group of suppliers involves several risks, including:

      o     potential inability to timely obtain critical materials or services;

      o     potential increase in raw materials costs or production costs;

      o     potential delays in delivery of raw materials or finished products;
            and

      o reduced control over reliability and quality of components or assemblies, as outsourcing continues.

      We do not have binding contractual commitments or other controls over our suppliers and, therefore, cannot always rely upon the guaranteed availability of the materials necessary for the manufacture of our products. If we are required to seek alternative contract manufacturers or suppliers because we are unable to obtain timely deliveries of acceptable quality from existing manufacturers or suppliers, we could be forced to delay delivery of our products to our customers. In addition, if our suppliers and contract manufacturers increase their prices, we could suffer losses because we may be unable to recover these cost increases under fixed price production commitments to our customers.

We may not effectively manage possible future growth.

      The growth in size and complexity of our business and the expansion of our product lines and customer base have placed significant demands on our management and operations, and we expect that these demands will continue in the future. Expansion, in combination with the complexity of the technology involved in the manufacture of our products, demands an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs and the needs of our customers. Our systems, procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the expansion necessary to exploit potential market opportunities for our products. Our ability to compete effectively and to manage future growth will depend on our ability to improve our manufacturing capabilities to meet the high volume, low cost demands for the wireless market, and will also require us to continue to implement and improve operational and financial systems on a timely basis. We are currently in the process of updating our entire computer system, which we believe will help us manage possible future growth.

We may have difficulty integrating the business of the acquired companies.

      Since February 2000, we completed the acquisitions of RF Power Components, a manufacturer of electronic products based in Long Island, New York, the assets of Ocean Microwave, Inc., a manufacturer of isolator and circulator components based in Neptune, New Jersey, Amitron, a manufacturer of ceramic components and circuits based in North Andover, Massachusetts and 5M, a manufacturer of specialty printed circuit boards based in Almelo, Netherlands. Integrating these businesses is an ongoing process. Before our acquisition of these companies, each entity operated independently. We have experienced some difficulties in integrating the acquired companies and our business, but to date these difficulties have not had a material impact on our results. Future material difficulties, however, could increase our operating costs, harm our financial performance or cause the loss of customers or employees. In addition, we may have inherited material undisclosed liabilities from the acquired businesses.

We may pursue acquisitions and investments that could adversely affect our business.

      Our business strategy includes making acquisitions that complement our existing technologies or provide new technologies, with the goal of enabling us to capture increased dollar content on wireless communications infrastructure equipment and to expand the potential market for our products. We have made four such acquisitions since February 2000. In the future we may continue to make acquisitions of and investments in businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products or technologies into our existing business and products. To complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

We rely principally on a single facility and our operations could be interrupted by events beyond our control.

      Our primary operations, including engineering, manufacturing, management information systems, customer service, distribution and general administration, are housed in a single facility in East Syracuse, New York. Any material disruption in our operations at the East Syracuse facility due to fire, natural disaster or otherwise, could materially harm our business, financial condition and operating results.

Our quarterly operating results are difficult to predict and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to fall.

         Our quarterly results of operations may fluctuate significantly. Many factors affect our results of operations for any particular fiscal quarter. These factors include:

      o the overall decrease in capital spending by telecommunications service providers;

      o the duration and degree of decline in the telecommunications industry, particularly in the wireless telecommunications market;

      o the timing, cancellation or rescheduling of orders and shipments from our customers;

      o     the pricing and mix of products that we sell;

      o     our introduction of new products;

      o     the introduction of new competitors or competitive products;

      o our ability to obtain components and subassemblies from contract manufacturers and suppliers;

      o     variations in our ability to efficiently manufacture our products;
            and

      o fluctuations in our manufacturing yields caused by seasonal and other factors.

      As a result of these fluctuations, our performance in any one fiscal quarter may not necessarily accurately reflect the outcome of our future performance.

Our business could be harmed if we fail to protect our intellectual property.

      Our success depends in part on our ability to protect our intellectual property. We rely primarily on a combination of trade secret, know-how, copyright and trademark laws and employee and third-party nondisclosure agreements. We also limit access to proprietary information within our company and by outside parties. The steps we have taken to protect our intellectual property may not prevent misappropriation of our technology. Our competitors may develop technologies that are similar or superior to our technology, duplicate our technology or design around patents that we own. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Even if successful, litigation could be costly and could divert important management resources. If our intellectual property is not adequately protected, our business, financial condition and operating results could be materially harmed.

Future claims by others that we have violated their intellectual property rights could prevent the sale of our products and require us to pay damages.

      Third parties may claim that our products infringe upon their intellectual property rights. Defending against third party infringement claims could be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party's rights.

We may experience cost overruns and order cancellations under fixed price contracts, and may not realize any benefit from research and development efforts under these contracts.


      Our customers establish demanding specifications for product performance, reliability and cost. The majority of our contracts with prime contractors to United States and foreign governmental departments or their agencies, as well as satellite communications customers, are fixed-price contracts, some of which require delivery over periods of time in excess of one year. With this type of contract, we must agree to deliver products at an agreed upon price, except for costs incurred as a result of change orders issued by the customer. Some of these contracts contain provisions for price escalation due to inflation incurred between the effective contract date, and some are subject to various statutes, regulations and provisions governing defense contracts. Most of these contracts contain termination clauses, which allow the customer to terminate the contract for convenience upon proper notice and payment of predetermined charges. Although we have not recently experienced any cost overruns on our space and defense contracts, which include satellite contracts, we face the risk of experiencing cost overruns or order cancellation if our products cost more to produce due to design or manufacturing inefficiencies, increased material, component or labor costs, or other unanticipated expenses. There is also risk that our products may be returned for failing to meet our customers' expectations or for an upgrade, in which case we may incur additional costs to replace the returned products or to perform the upgrade. In addition, we often make significant investments in design and engineering of new products for customers without any commitment by the customer for the future purchase of the products. If we fail to receive initial or follow-on orders for these products and are unable to apply our research and development efforts in other contexts, we will receive no benefit for funds expended in these efforts. These space and defense fixed-price contracts contain certain termination charges, although not generally significant enough to deter terminations. Delivery pushouts also can and do occur without penalty.



Our backlog may not result in future sales.


      Backlog for the wireless group primarily represents firm orders for surface mount products (i.e., orders for a fixed quantity of component products) and signed purchase orders for custom components (i.e., orders for specific custom sub-assemblies) due to ship within the next four to six weeks. Backlog for the space and defense group is covered by signed contracts or purchase orders for specific products. Backlog is not necessarily indicative of future sales. In addition, our wireless customers may cancel or defer orders without significant penalty. Cancellations of orders or termination or reduction of purchased quantities on orders in progress could materially harm our business, financial condition and operating results. We do not believe that our backlog as of any particular date is representative of actual sales for any succeeding period, and we do not know whether our current order backlog will necessarily lead to sales in any future period.

Our wireless customers' annual procurement forecast may not result in future sales.

      Our major wireless communications customers provide us with procurement forecasts on an annual basis, which we use to set the price for our products to be sold to them during the year. These forecasts are subject to weekly adjustments by our customers. We negotiate the prices of our products based in part upon the volume provided in the annual forecasts, and we are generally unable to increase our prices in response to any decrease in the volume actually purchased by the customers as compared to the forecasted amount. Accordingly, if these customers purchase less than the forecasted amount of products, an occurrence which has happened in certain circumstances and may recur in the future, our operating margins could suffer. In addition, we may be required to carry these unsold products in our inventory for an extended period of time. We purchase raw materials from our suppliers in anticipation of the forecasted order. If our customers purchase fewer products than we expect, we may be unable to use all of the raw materials we purchased.

Our business may be harmed if we fail to comply with environmental laws or regulations.

      We are subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our -products. If we fail to comply with these regulations, substantial fines could be imposed on us, and we could be required to suspend production, alter manufacturing processes or cease operations.

      News reports have asserted that power levels associated with hand held cellular telephones and infrastructure equipment may pose health risks. If it were determined or perceived that electromagnetic waves carried through wireless communications equipment create a health risk, the market for our wireless customers' products could be severely reduced, which could in turn materially harm our business, financial condition and operating results. Moreover, if wireless communications systems or other systems or devices that rely on or incorporate our products are determined or alleged to create a health risk, we could be named as a defendant, and held liable, in product liability lawsuits which could materially harm our business, financial condition and operating results.

                          Risks Related to Our Industry

We depend on the future development of the wireless and satellite communications markets, which is difficult to predict.

      We believe that our future growth depends in part on the success of the wireless and satellite communications markets. A number of the markets for our products in the wireless and satellite communications area have only recently begun to develop. It is difficult to predict the rate at which these markets will grow, if at all. Existing or potential wireless and satellite communications applications for our products may fail to develop or may erode for many different reasons, including:

      o the inability of wireless and satellite communications services to handle growing demands for faster transmission of increasing amounts of data for broadband applications;

      o poor cost-effectiveness and poor performance of wireless and satellite communications services compared to other forms of broadband access;

      o     insufficient consumer demand for wireless products or services; and

      o real or perceived security and health risks associated with wireless communications.

      If the markets for our products in wireless and satellite communications fail to grow, or grow more slowly than anticipated, our business, financial condition and operating results could be harmed.

The markets which we serve are very competitive, and if we do not compete effectively in our markets, we will lose sales and have lower margins.

      The markets for our products are extremely competitive and are characterized by rapid technological change, new product development and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. We face competition from component manufacturers which have integration capabilities, including KDI, M/A-Com, a division of Tyco International, Merrimac Industries, Filtronic, Smith Industries and Mini-Circuits. However, we believe that our primary competition is from the internal capabilities of large communications original equipment manufacturers, or OEMs, and defense prime contractors. Our future success will depend upon the extent to which these parties elect to purchase from outside sources rather than manufacture their own microwave components. Our customers and large manufacturers of components could enter into the market for microwave products and compete directly with us. Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources than us, and have greater name recognition and market acceptance of their products and technologies. Our competitors may develop new technologies or products that may offer superior price or performance features, and new products or technologies may render our customers' products obsolete.

We face continuing pressure to reduce the average selling price of our wireless products.

      Many of our wireless customers are under continuous pressure to reduce costs and, therefore, we expect to continue to experience pressure from these customers to reduce the prices of the products that we sell to them. Our customers frequently negotiate supply arrangements well in advance of delivery dates, requiring us to commit to price reductions before we can determine whether the assumed cost reductions or the negotiated supply volumes can be achieved. To offset declining average sales prices, we believe that we must achieve manufacturing cost reductions and increase our sales volumes. If we are unable to offset declining average selling prices, our gross margins will decline, and this decline could materially harm our business, financial condition and operating results.

If we are unable to meet the rapid technological changes in the wireless and satellite communications markets, our existing products could become obsolete.

      The markets in which we compete are characterized by rapidly changing technologies, evolving industry standards and frequent improvements in products and services. If technologies supported by our products become obsolete or fail to gain widespread acceptance, as a result of a change in the industry standards or otherwise, our business could be harmed. Our future success will depend in part on factors including:

      o our ability to enhance the functionality of our existing products in a timely and cost-effective manner;

      o our ability to establish close working relationships with major customers for the design of their new wireless transmission systems that incorporate our products.

      o our ability to identify, develop and achieve market acceptance of new products that address new technologies and meet customer needs in wireless communications markets;

      o our ability to continue to apply our expertise and technologies to existing and emerging wireless and satellite communications markets; and

      o     our ability to achieve acceptable product costs on new products.

      We must continue to make significant investments in research and development efforts in order to develop necessary product enhancements, new designs and technologies. We may not be able to obtain the funds necessary for these investments when needed, our research and development efforts may not be successful, and our new products may not achieve market acceptance. Wireless and satellite technologies are complex and new products and enhancements developed by our customers can in turn require long development periods for our new products or for enhancement or adaptation of our existing products. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, or if our new products do not achieve market acceptance, our business, financial condition and operating results could suffer.

Our business could be harmed if we or our customers fail to comply with governmental regulations.

      Our products are incorporated into base stations and other wireless communications systems that are subject to regulation domestically by the Federal Communications Commission and internationally by other government agencies. Although the equipment operators are generally responsible for compliance with these regulations, regulatory changes, including changes in the allocation of available frequency spectra, could materially restrict development efforts by our customers. Changes in applicable governmental regulations, or our failure to manufacture products in compliance with these regulations, could materially harm our business, financial condition and operating results.

      In addition, the increasing demand for wireless and satellite communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process may cause our customers to cancel or postpone the installation of communications systems, which in turn may reduce our sale of products to these customers.

      Because of our participation in the defense industry, we are subject to broad audits by various government agencies. Responding to audits, inquiries or investigations may involve significant expense and divert management attention. If there is an adverse finding in any audit, inquiry or investigation, we could be required to pay substantial fines or penalties.

                         Risks Relating to this Offering

Our stock price may fluctuate significantly and you may not be able to sell your shares at or above the offering price.

      The market price of our stock will fluctuate in the future. Price fluctuations may occur in response to a variety of factors, including:

      o     actual or anticipated operating results;

      o announcements of technological innovations, new products or new contracts by us, our customers or our customer's competitors;

      o     government regulatory action;

      o     developments with respect to wireless and satellite communications;
            and

      o     general market conditions.


      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies and that have often been unrelated to the operating performance of particular companies. In the period from December 1, 2000 to December 3, 2001, the price of our common stock has ranged from $77.00 to $10.00 per share. The market price of our common stock has been volatile and may continue to be highly volatile.

Some anti-takeover provisions may affect the price of our common stock.

      Our certificate of incorporation and by-laws contain provisions which may impede any merger, consolidation, takeover or other business combination involving us or may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company. These provisions include:

      o     a classified board of directors;

      o a super-majority voting requirement for removal of directors by the shareholders;

      o the ability of the board of directors to issue additional shares of common stock without shareholder approval; and

      o a requirement that the provisions of the certificate of incorporation and by-laws designed to protect us from unfriendly takeover attempts can only be amended by the shareholders pursuant to a super-majority vote.

      In addition, our board of directors has adopted a Shareholder Protection Rights Plan which is designed to protect shareholders in the event of an unsolicited offer or attempt to acquire control of the company.

      These provisions are intended to avoid costly takeover battles and lessen our vulnerability to a hostile change in control, thereby enhancing the possibility that our board of directors can maximize shareholder value in connection with an unsolicited offer to acquire us. However, these provisions could also serve to depress our stock price or discourage a hostile bid in which shareholders could receive a premium for their shares. In addition, these provisions could make it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control of Anaren.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors." Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of these words and similar expressions are intended to identify these forward-looking statements. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares offered by the selling shareholders.

                              SELLING SHAREHOLDERS

      On August 31, 2001, we acquired all of the outstanding capital stock of Amitron from the selling shareholders. As a portion of the purchase price for the acquisition, we issued a total of 95,704 shares of our common stock to the selling shareholders. In connection with this transaction, we agreed to file a registration statement with the SEC to cover the resale of the shares.


      The following table provides information regarding the beneficial ownership of our common stock as of December 3, 2001 by each of the selling shareholders. The table is based upon information supplied by the selling shareholders. Subject to community property laws where applicable, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by them. Percentage ownership is based on 22,444,420 shares outstanding on December 3, 2001.



      The table assumes that the selling shareholders sell all of the shares offered under this prospectus. However, because the selling shareholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the offering.

      Mr. Raymond C. Simione serves as our Vice President and President of Amitron, and Mr. Harold J. Sparks is an employee of Amitron.

                                      Shares Beneficially                        Shares Beneficially
                                       Owned Prior to the        Number of         Owned After the
                                            Offering               Shares              Offering
                                      ---------------------        Being        ---------------------
Name of Selling Shareholders          Number        Percent       Offered       Number        Percent
-----------------------------         ------        -------       -------       ------        -------
Laurence A. Lyons................      66,992          *           66,992         0              *
Raymond C. Simione...............      16,270          *           16,270         0              *
Harold J. Sparks.................       4,786          *            4,786         0              *
Michael J. Wanyo, Jr.............       7,656          *            7,656         0              *

----------
* Indicates less than 1%

                              PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for the purposes of this prospectus.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. With some exceptions, Regulation M precludes any selling shareholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

      The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell any or all of the shares offered under this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will pay all commissions and discounts, if any, associated with the sale of the shares.

      We have agreed with the selling shareholders to keep the registration statement, of which this prospectus is a part, effective until the earlier of the second anniversary of the initial effective date of the registration statement, or the date on which the selling shareholders have disposed of all of the shares offered under this prospectus, subject to certain limitations.

                                  LEGAL MATTERS

      The validity of the issuance of the common stock offered hereby will be passed upon for us by Bond, Schoeneck & King, LLP, Syracuse, New York. David M. Ferrara, Esq., a member of Bond, Schoeneck & King, LLP, serves as our General Counsel and Secretary. In addition, certain members of that firm beneficially own an aggregate of 9,751 shares of our common stock, including shares subject to options exercisable within 60 days of this prospectus.

                                     EXPERTS

      Our consolidated financial statements as of June 30, 2000 and 2001, and for each of the years in the three year period ended June 30, 2001, have been incorporated by reference in this prospectus and in the related registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Section of the SEC at the same address. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site at www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      o Annual Report on Form 10-K for the year ended June 30, 2001 filed on September 19, 2001, as amended November 9, 2001;

      o Proxy Statement on Schedule 14A for our 2001 Annual Meeting filed on September 19, 2001;

      o     Current Report on Form 8-K filed on September 14, 2001; and

      o The descriptions of the common stock and the associated share purchase rights contained in our Registration Statements on Form 8-A filed in November 1972 and on April 26, 2001.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Anaren Microwave, Inc.
                               6635 Kirkville Road
                          East Syracuse, New York 13057
                                 (315) 432-8909

================================================================================

                                  95,704 Shares

                                  [Anaren Logo]

                                   ----------
                                   Prospectus
                                       , 2001
                                   ----------

================================================================================

                                    PART II:

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

      Securities and Exchange Commission Registration Fee...........     $   403
      Legal Fees*...................................................       4,000
      Accounting Fees*..............................................      12,000
      Printing, Postage and Handling Expenses*......................       5,000
      Miscellaneous Expenses*.......................................           0
                                                                          ------
                Total...............................................      21,403

------------
* Estimated

Item 15. Indemnification of Officers and Directors

      Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

      The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws; (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the NYBCL.

      The By-laws of the Registrant provide that the Registrant shall indemnify any officer or director who is made or is threatened to be made a party to an action by or in right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him, in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably expected to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect to (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant; unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Item 16. Exhibits

      The   following exhibits are filed as part of this Registration Statement:

         Exhibit
         Number                       Description of Exhibit
         ------             ----------------------------------------------------
           4.1              Specimen Certificate of Common Stock**

           5.1              Opinion of Bond, Schoeneck & King, LLP**

          23.1              Consent of KPMG LLP*

          23.2              Consent of Bond, Schoeneck & King, LLP (included in
                            Exhibit 5.1)**

          24.1              Power of Attorney**

------------
 *  Filed herewith.
**  Previously filed.

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned thereunto duly authorized, in East Syracuse, New York on this 6th day of December, 2001.


                                ANAREN MICROWAVE, INC.

                                By: /s/ LAWRENCE A. SALA
                                    --------------------------------------------
                                    Name:  Lawrence A. Sala
                                    Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


        Signature                     Title                           Date
        ---------                     -----                           ----
  /s/ LAWRENCE A. SALA        President, Chief                  December 6, 2001
---------------------------   Executive Officer and
    Lawrence A. Sala          Chairman of the Board
                              (Principal Executive
                              Officer)

 /s/ CARL W. GERST, JR.*      Chief Technical Officer,          December 6, 2001
---------------------------   Treasurer and Vice Chairman
     Carl W. Gerst, Jr.

    /s/ HUGH A. HAIR*         Director                          December 6, 2001
---------------------------
      Hugh A. Hair

 /s/ JOSEPH E. PORCELLO*      Vice President, Finance           December 6, 2001
---------------------------   (Principal Financial Officer
   Joseph E. Porcello         and Principal Accounting
                              Officer)

  /s/ HERBERT I. CORKIN*      Director                          December 6, 2001
---------------------------
    Herbert I. Corkin

     /s/ DALE F. ECK*         Director                          December 6, 2001
---------------------------
       Dale F. Eck

        Signature                     Title                           Date
        ---------                     -----                           ----


    /s/ DAVID WILEMON*        Director                          December 6, 2001
--------------------------
      David Wilemon

   /s/ MATTHEW ROBISON*       Director                          December 6, 2001
--------------------------
     Matthew Robison


* By:  /s/ LAWRENCE A. SALA
     -------------------------
         Lawrence A. Sala
         Attorney-in-Fact

                                 Exhibit Index

         Exhibit
         Number                       Description of Exhibit
         ------                       ----------------------
           4.1              Specimen Certificate of Common Stock**

           5.1              Opinion of Bond, Schoeneck & King, LLP**

          23.1              Consent of KPMG LLP*

          23.2              Consent of Bond, Schoeneck & King, LLP (included in
                            Exhibit 5.1)**

          24.1              Power of Attorney**

------------
 *  Filed herewith.
**  Previously filed.